Exhibit 99.1

John Fees Named Chief Executive Officer of McDermott

HOUSTON--(BUSINESS WIRE)--McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) announced today that its Board of Directors has named John A. Fees as President and Chief Executive Officer of McDermott and appointed him to the Board of Directors, effective October 1, 2008. Fees will succeed Bruce W. Wilkinson, who will retire as Chairman and Chief Executive Officer on September 30, 2008. In a related move, effective October 1, 2008, Ronald C. Cambre will become McDermott’s non-executive Chairman of the Board.

John Fees is a 29-year veteran of McDermott, having started his career in 1979 in The Babcock & Wilcox Company (“B&W”). During his service with McDermott, Mr. Fees has also served as President of Diamond Power International, a subsidiary of B&W, and as President of BWX Technologies, Inc., the government nuclear operations of McDermott. He is currently President & Chief Executive Officer of B&W, which includes all of McDermott’s fossil and nuclear operations serving both commercial and government markets.

Mr. Fees earned a Bachelor of Science degree in industrial engineering and operations research from The University of Pittsburgh in 1979 and a Master of Science degree in Engineering Administration from George Washington University in 1983. Fees serves on the Board of Directors of the Nuclear Energy Institute, the National Association of Manufacturers, Centra Health, and he Chairs the United Way of Central Virginia.

Mr. Cambre, formerly the Chairman and Chief Executive Officer of Newmont Mining Corporation, has been a McDermott board member since 2001. He also serves on the Board of W.R. Grace & Company, Cleveland Cliffs, Inc., and several non-profit organizations. He earned a Bachelor of Science degree in chemical engineering from Louisiana State University and also attended the Harvard Business School Management Development Program.

Bruce Wilkinson, McDermott’s current Chairman and Chief Executive Officer, who in February 2008 announced his intention to retire, commented, “On behalf of the entire Board, I want to congratulate John on this well deserved promotion. We have a robust succession planning program within McDermott, and John’s appointment as CEO confirms it veracity.”

“I want to thank the Board for its confidence as expressed by this appointment,” said Fees. “McDermott is well-positioned in its engineering and construction services and products serving the major energy markets worldwide. We have an excellent management team, a clear vision for growth, and strong momentum. I am excited about the challenge of leading our Company in its next phase of growth.”

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 25,000 employees.

CONTACT:
McDermott International, Inc.
Jay Roueche or Robby Bellamy, 281-870-5011
Investor Relations & Corporate Communications
www.mcdermott.com